UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________________________________________
FORM 8-K
_______________________________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 5, 2023
_______________________________________________________
PROTHENA CORPORATION PUBLIC LIMITED COMPANY
(Exact name of registrant as specified in its charter)
_______________________________________________________

Ireland		001-35676		98-1111119
(State or Other Jurisdiction of Incorporation)		(Commission File Number)		(IRS Employer Identification No.)

77 Sir John Rogerson's Quay, Block C
Grand Canal Docklands
	Dublin 2,	D02 VK60,	Ireland
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: 011-353-1-236-2500
___________________________________________________
(Former Name or Former Address, if Changed Since Last Report.)
___________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.01 per share	PRTA	The Nasdaq Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
                                        Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.
    As previously disclosed, on June 24, 2021, Prothena Corporation plc (“Prothena”) announced that Bristol Myers Squibb (“BMS”) exercised its option under the terms of the ongoing global neuroscience research and development collaboration (the “Master Collaboration Agreement”) to enter into an exclusive U.S. license for PRX005, and, on July 30, 2021, Prothena entered into a U.S. License Agreement (the “Tau U.S. License Agreement”) granting BMS the exclusive license to develop, manufacture and commercialize antibody products in the United States targeting tau (“Tau Collaboration Products”) for any and all uses or purposes with respect to any human or animal disease, disorder or condition.

On July 5, 2023 and pursuant to the option exercised by BMS under the Master Collaboration Agreement, Prothena and BMS entered into a Global License Agreement (the “Tau Global License Agreement”) granting BMS the exclusive license to develop, manufacture and commercialize Tau Collaboration Products globally for any and all uses or purposes with respect to any human or animal disease, disorder or condition. The Tau Global License Agreement supersedes and replaces the Tau U.S. License Agreement in its entirety.

The Tau Global License Agreement includes an exercise fee payable to Prothena of $55 million. The Tau Global License Agreement replaces the regulatory and sales milestones under the Tau U.S. License Agreement, and increases the amounts payable under such milestones from up to $465 million to up to $562.5 million. The tiered royalties on net sales remain the same, and such exercise fees, milestones and royalty payments are subject to certain reductions as specified in the Tau Global License Agreement. In addition, Prothena will be eligible to receive reimbursement of certain chemistry, manufacturing and control (CMC) related expenses incurred by Prothena under the Master Collaboration Agreement, not to exceed $15 million.

Under the Tau Global License Agreement, BMS will continue to pay royalties on a product-by-product and country-by-country basis, until the latest of (i) expiration of certain patents covering the Tau Collaboration Products in such country of sale, (ii) expiration of any applicable regulatory exclusivity in such country of sale, and (iii) an agreed period of time after the first commercial sale of the Tau Collaboration Products in such country of sale (the “Royalty Term”).

The term of the Tau Global License Agreement will continue on a product-by-product and country-by-country basis until the expiration of all Royalty Terms with respect to all Tau Collaboration Products. Either party is entitled to terminate the Tau Global License Agreement for material breach, bankruptcy or safety reasons. Prothena is entitled to terminate the Tau Global License Agreement for a failure by BMS to exercise due diligence with respect to its global rights for the Tau Collaboration Products under the Master Collaboration Agreement, and for certain patent challenges by BMS. The Tau Global License Agreement imposes certain post-termination rights and obligations on the parties, which vary based on the reasons giving rise to the termination.

The foregoing description of the Tau Global License Agreement is not a complete description thereof, and is qualified in its entirety by reference to the actual agreement that will be filed with the Securities and Exchange Commission (the “SEC”) as an exhibit to Prothena’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2023.

The foregoing descriptions of (i) the Master Collaboration Agreement and (ii) the Tau U.S. License Agreement are not complete descriptions thereof, and are qualified in their entirety by reference to the actual agreements that are filed with the SEC as Exhibits 10.8 and 10.10, respectively, to Prothena’s Annual Report on Form 10-K filed February 28, 2023.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	July 10, 2023	PROTHENA CORPORATION PLC

		By:	/s/ Tran B. Nguyen
		Name:	Tran B. Nguyen
		Title:	Chief Strategy Officer and Chief Financial Officer